EXHIBIT 10.2
EMPLOYMENT AGREEMENT
by and between
ODYSSEY HEALTHCARE, INC.
and
BRENDA A. BELGER
dated effective as of
August 1, 2005

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ii

EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of August 1, 2005 (the “Effective Date”), by and between Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), and Brenda A. Belger (“Employee”).
RECITALS:
     A. Employee is the Senior Vice President — Human Resources of the Company and is an integral part of its management who participates in the decision-making process relative to short and long-term planning and policy for the Company.
     B. The Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing its best interests and the best interests of its stockholders.
     C. In order to induce Employee to remain employed by the Company as an officer of the Company and its Subsidiaries (as defined in Section 1(o) below), the Company is willing to agree to provide certain severance benefits to Employee in the event that Employee’s employment is terminated or changed under the circumstances described in this Agreement.
     D. Employee is desirous of continuing to commit herself to serve the Company and its Subsidiaries on the terms herein provided.
AGREEMENTS:
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
          (a) “Acquiring Person” means any Person or group of related Persons (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than (i) Employee or any Employee Affiliate, or (ii) the Company, any of the Company’s Subsidiaries, any employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
          (b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.
          (c) “Board” means the Board of Directors of the Company and any committee thereof.
          (d) “Cause” means Employee’s
               (i) continued failure to substantially perform Employee’s obligations and duties under Section 3(a) (other than as a result of physical or mental incapacity), as reasonably determined by the Board, and which is not remedied within 30 days after receipt of written notice from the Company specifically identifying the manner in which the Company believes that Employee has not substantially performed Employee’s obligations and duties under Section 3(a);
               (ii) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, bad faith, dishonesty, breach of trust, or breach of fiduciary duty against the Company or other conduct materially harmful or potentially materially harmful to the Company’s interest, as reasonably determined by the Board after a hearing by the Board following 10 days’ prior written notice to Employee of such hearing;
               (iii) material breach of Sections 8, 9 or 10;
               (iv) conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude;
               (v) failure to carry out, or comply with, in any material respect, any lawful directive of the Board or the Reporting Officer (as defined in Section 3(a)) consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;
               (vi) violation of the Company’s substance abuse policy; or
               (vii) suspension or termination of Employee from the Medicare or Medicaid programs.
The Company may suspend Employee’s title and authority pending the hearing provided for in clause (ii) above and any such suspension shall not be deemed “Good Reason.”
          (e) “Change in Control” means the occurrence of any of the following events:
               (i) any of the events described in clauses (ii), (iii) and (iv) of the definition of “Change in Control” in the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan; or
               (ii) any Acquiring Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the

Company representing fifty percent or more of the combined voting power of the then outstanding Voting Securities of the Company.
          (f) “Competing Business” means a business that competes in any material respect with the business engaged in by the Company or any of its Subsidiaries, (A) at the time in question in respect of the Term of Non-Competition (as defined in Section 1(p)) occurring prior to the Date of Termination and (B) as of the Date of Termination (as defined in Section 7(b)) in respect of the Term of Non-Competition occurring on and after the Date of Termination.
          (g) “Competing Services” means services that, if provided to a business other than a Competing Business, would constitute the conduct of a Competing Business.
          (h) “Disability” means Employee’s inability to perform, with or without reasonable accommodations, the essential functions of Employee’s position hereunder for a period of 180 consecutive days due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by Employee; provided, however, that if the opinion of the Company’s physician and Employee’s physician conflict, the Company’s physician and Employee’s physician shall together agree upon a third physician, whose opinion shall be binding. The foregoing definition of “Disability” is not intended to and shall not affect the definition of “disability” or any similar term in any insurance policy the Company or any of its Subsidiaries may provide.
          (i) “Employee Affiliate” means any Person directly or indirectly controlled by Employee. For purposes of this Agreement, a Person shall be presumed to be controlled by Employee if (i) Employee is a director or general partner of such Person (including any partnership in which Employee is a general partner or any trust in which Employee is a trustee or beneficiary), (ii) Employee directly or indirectly beneficially owns 10% or more of the outstanding Voting Securities of such Person or (iii) such Person is controlled by any Person contemplated in clauses (i) or (ii) of this definition.
          (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          (k) “Geographic Area” means each city (including the 50-mile radius surrounding such city) in which the Company or any of its Subsidiaries has a facility that engages in its respective business or any line of its business (A) at the time in question in respect of the Term of Non-Competition occurring prior to the Date of Termination and (B) as of the Date of Termination in respect of the Term of Non-Competition occurring on and after the Date of Termination.
          (l) “Good Reason” means, subject to the terms and provisions of this Agreement (including Sections 1(d) and 4(b)), the occurrence of one or more of the following events:
               (i) any removal of Employee from the office of Senior Vice President — Human Resources of the Company; provided, however, that Good Reason may not be asserted by Employee under this clause (i) after a Non-Renewal Notice has been given by either the Company or Employee;

               (ii) any termination or material reduction of a material benefit under any Investment Plan or Welfare Plan in which Employee participates unless (A) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (B) benefits under such Investment Plan or Welfare Plan are terminated or reduced with respect to all employees previously granted benefits thereunder;
               (iii) any reduction in Employee’s Annual Base Salary;
               (iv) any failure by the Company to comply with any of the provisions of Section 3(b), which failure is not contemplated previously within this definition;
               (v) any failure by the Company to comply with Section 11(c);
               (vi) the relocation or transfer of Employee’s principal office to a location more than 50 miles from Employee’s work address as of the Effective Date in the city of Dallas, Texas, without Employee’s consent; or
               (vii) without limiting the generality of the foregoing, any material breach by the Company or any of its Subsidiaries or other Affiliates of (A) this Agreement or (B) any other agreement between Employee and the Company or any such Subsidiary or other Affiliate, excluding, in the case of clauses (i) through (vii), any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee.
          (m) “Person” means any individual, partnership, limited liability partnership, joint venture, corporation, limited liability company, trust, association, or other entity or organization.
          (n) “Pro Rata Bonus” means the amount equal to the product of (i) the amount of the Annual Bonus (as defined in Section 3(b)(ii)), if any, to which Employee would have been entitled for the calendar year in which Employee’s Date of Termination occurs if Employee’s employment were not terminated during such calendar year, multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed since the beginning of such calendar year through (but not including) Employee’s Date of Termination, and the denominator of which is the total number of days in such calendar year. The amount, if any, of the Annual Bonus to which Employee would have been entitled for the calendar year in which the Date of Termination occurs shall be determined by the Board in its sole good faith discretion; provided, however, that during the period on or within two years after a Change in Control, for purposes of determining the amount of the Pro Rata Bonus, Employee shall be deemed to have been entitled to an Annual Bonus of not less than the amount of the last Annual Bonus awarded to Employee prior to such Change in Control.
          (o) “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

          (p) “Term of Non-Competition” means the period of time beginning on the Effective Date and continuing until 5:00 p.m., Dallas, Texas time, on the first anniversary of the Date of Termination.
          (q) “Voting Securities” means any securities that vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body.
          (r) “without Cause” means a termination by the Company of Employee’s employment during the Term at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability; provided that, “without Cause” does not include termination of this Agreement and Employee’s employment pursuant to Section 2.
     2. Term of Employment; Non-Renewal of Term. Subject to the terms and provisions of this Agreement, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, for the period (the “Term”) commencing on the Effective Date and, unless Employee’s employment hereunder is sooner terminated in accordance with the terms hereof, expiring at 5:00 p.m., Dallas Texas time, on July 31, 2006; provided, however, that commencing on July 31, 2006 (the Employment Expiration Date”), and on each July 31st occurring thereafter, the Term shall automatically (without any action by either party) be extended for one additional calendar year unless, at least 90 days prior to the expiration of the Term, the Company or Employee shall have given written notice (a “Non-Renewal Notice”) that it or Employee, as applicable, does not wish to extend this Agreement (a “Non-Renewal”). Either party may elect not to renew this Agreement. The term “Term,” as utilized in this Agreement, shall refer to the Term as so automatically extended. The Term shall expire as a result of any Non-Renewal at 5:00 p.m., Dallas, Texas time, on the July 31 of the extension period during which the Non-Renewal is given, and Employee’s employment shall terminate at the expiration of the Term.
     3. Terms of Employment.
     (a) Position and Duties.
               (i) During the Term, Employee shall serve as Senior Vice President — Human Resources of the Company. In so doing, Employee shall have such powers and duties (including holding officer positions with one or more Subsidiaries of the Company) as may be assigned from time to time by the Board, so long as such powers and duties are reasonable and customary for a senior vice president - human resources of an enterprise comparable to the Company. Employee shall report to the executive officer of the Company to whom Employee currently reports or to such other executive officer of the Company as the Board may from time to time determine after the date hereof (the “Reporting Officer”).
               (ii) During the Term, and excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote all of Employee’s business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to (a) use Employee’s best efforts to perform diligently, faithfully, effectively and efficiently such responsibilities, (b) use Employee’s best efforts to promote the interests of the Company; (c) use Employee’s best efforts to maintain Employer’s status as a participating provider under the Medicare and Medicaid programs; and (d) perform such other duties appropriate for Employee’s position as the Board or the Reporting Officer may from time to time reasonably direct.
               (iii) Employee shall not engage, directly or indirectly, in any other business, investment, or activity that interferes with the performance of Employee’s duties under this Agreement, is contrary to the interests of the Company or requires any portion of Employee’s business time; provided, however, that during the Term, it shall not be a violation of this Agreement for Employee to (1) serve on the board of directors (or similar governing body) of one or more other companies that do not engage in a Competing Business if the Board has provided prior approval (which shall not be unreasonably withheld) for such service, (2) serve on corporate, civic, charitable or industry sector association boards or committees, (3) deliver lectures or fulfill speaking engagements and (4) manage personal investments, so long as such activities do not materially interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.
          (b) Compensation.
               (i) Annual Base Salary. During the Term, Employee shall receive an annual base salary (“Annual Base Salary”), which shall be paid bi-weekly in accordance with the customary payroll practices for executive officers of the Company, in an amount at least equal to $185,400.00 per year. At least annually (by no later than January 31 of each year) during the Term, the Board shall review the Annual Base Salary of Employee and may increase (but not decrease) the Annual Base Salary by such amount as the Board shall deem appropriate, subject to Employee’s rights under Section 1(l)(iii). The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so increased.
               (ii) Annual Bonus. During the Term, Employee shall be eligible to receive, in addition to the Annual Base Salary, such annual bonus payments as the Board may specify in its sole discretion (each, an “Annual Bonus”). Annually (by no later than March 15 of each calendar year during the Term), the Board shall determine the amount (or amount range) of the Annual Bonus that Employee shall be eligible to receive for the calendar year and the performance goals that must be achieved for Employee to become entitled to receive the Annual Bonus for such calendar year. For each calendar year (or partial calendar year) during the Term, the Board shall determine in its sole good faith discretion whether the performance goals established for Employee for such calendar year have been achieved, such determination to be made by no later than the date on which the Company publicly announces its earnings for such calendar year in a press release in the immediately following calendar year. Subject to the terms hereof, any Annual Bonus that Employee becomes entitled to receive shall be payable to Employee within fifteen days after such determination by the Board.
               (iii) Incentive, Savings, Stock Option and Retirement Plans. During the Term, Employee shall be entitled to participate in all incentive, savings, stock option, equity-based, profit sharing and retirement plans, practices, policies and programs applicable generally to other executives of the Company (“Investment Plans”), subject to all of the terms and conditions of such Investment Plans.

               (iv) Welfare Benefit Plans. During the Term, Employee and/or Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, short-term and long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company, subject to all of the terms and conditions of such Welfare Plans.
               (v) Perquisites. During the Term, Employee shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to Employee’s position in accordance with any policies, practices, and procedures established by the Board.
               (vi) Expenses. During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by Employee in the performance of Employee’s duties in accordance with the Company’s policies, practices and procedures.
               (vii) Vacation and Holidays. During the Term, Employee shall be entitled to paid vacation, in accordance with the plans, policies, programs and practices of the Company for its executive officers. In addition, Employee shall be entitled to sick leave and paid holidays, in accordance with the plans, policies, programs and practices of the Company for its Employee officers.
               (viii) Proration. Any payments or benefits payable to Employee hereunder in respect of any calendar year during which Employee is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which Employee is so employed.
     4. Termination of Employment.
     (a) Death. Employee’s employment hereunder shall terminate automatically upon Employee’s death during the Term.
     (b) Disability. If the Disability of Employee has occurred during the Term, the Company may give to Employee a written Notice of Termination (as defined in Section 7(a)) in accordance with Section 7(a) of its intention to terminate Employee’s employment hereunder. In such event, Employee’s employment shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”); provided that, within 30 days after receipt of the Notice of Termination, Employee shall not have returned to perform, with or without reasonable accommodations, the essential functions of Employee’s position on a full-time basis. During any period of Employee’s Disability, the Company may assign Employee’s duties to any other Employee of the Company or may engage or hire a third party to perform such duties and any such action shall not be deemed “Good Reason” for Employee to terminate this Agreement pursuant to Section 4(d)(i).

     (c) Cause. Subject to Section 7(d), the Company may terminate Employee’s employment at any time during the Term for Cause or without Cause. The Company may suspend Employee’s title and authority, with pay, pending the hearing provided for in the definition of “Cause” in Section 1(d)(ii), and such suspension shall not be deemed “Good Reason” for Employee to terminate this Agreement pursuant to Section 4(d)(i).
     (d) Resignation by Employee. At Employee’s option, Employee may terminate Employee’s employment hereunder (i) subject to Section 7(c), for Good Reason or (ii) without Good Reason.
     (e) Agreement Not to Terminate. Notwithstanding any provision to the contrary contained in this Agreement, the Company agrees that it shall not have the right to terminate Employee’s employment, other than for Cause, for a period of time commencing on the Effective Date and ending at 5:00 p.m., Dallas, Texas time, on the 180th day following the Effective Date.
     5. Compensation Upon Termination Prior to a Change in Control of the Company and After the Second Anniversary of such Change in Control. Prior to the occurrence of a Change in Control of the Company and after the second anniversary of such Change in Control of the Company, conditioned on the effectiveness of a Release (as defined in Section 7(f)) signed by Employee or Employee’s legal representative pursuant to Section 7(f), Employee shall be entitled to the following compensation from the Company upon the termination of Employee’s employment during the Term, which shall be in lieu of any other severance pay or employment benefits to which Employee might otherwise be entitled (whether contractual or under a severance plan, the WARN Act, any other applicable law, or otherwise):
     (a) Death or Disability. If Employee’s employment is terminated by reason of Employee’s death or Disability, the Company shall pay to Employee or Employee’s legal representatives (i) within 30 days after the later to occur of the Date of Termination or the effective date of the Release, a lump sum in cash equal to the sum of Employee’s Annual Base Salary through the Date of Termination to the extent not previously paid and any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) (the “Accrued Obligations”); (ii) the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid, which amount shall be paid at such time as the Company pays other executives of the Company annual bonuses for the prior calendar year (but in no event later than the fifth business day after the Company publicly announces its earnings for such calendar year in a press release); (iii) without duplication of any amount payable pursuant to clause (ii) above, the amount of any Pro Rata Bonus, which shall be paid at such time as the Company pays the other executives of the Company annual bonuses for the calendar year in which Employee’s Date of Termination occurs (but in no event later than the fifth business day after the Company publicly announces its earnings for such calendar year in a press release); (iv) any amounts arising from Employee’s participation in, or benefits under, any Investment Plan (the “Accrued Investments”), which amounts shall be paid in accordance with the terms and conditions of such Investment Plan; and (v) any amounts to which Employee or Employee’s spouse, beneficiaries or estate are entitled from Employee’s participation in, or benefits under, any Welfare Plan (“Accrued Welfare Benefits”), which amounts shall be paid in accordance with the terms and conditions of such Welfare Plan. Except as described in this Section 5(a), in the event of Employee’s termination by reason of Employee’s death or Disability, Employee and Employee’s legal representatives, as applicable, shall forfeit all rights to any other compensation.
     (b) For Cause; Resignation by Employee Without Good Reason; Non-Renewal Election by Employee or the Company. If the Company shall terminate Employee’s employment for Cause or Employee resigns without Good Reason or Employee’s employment is terminated due to a Non-Renewal election by Employee or the Company, the Company shall have no further obligations to Employee other than the obligation for payment of:
               (i) the Accrued Obligations, which shall be payable within 30 days after the later to occur of the Date of Termination or the effective date of the Release;
               (ii) the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid, which amount shall be payable at such time as the Company pays other executive of the Company annual bonuses for the prior calendar year (but in no event later than the fifth business day after the Company publicly announces its earnings for such calendar year in a press release);
               (iii) the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans;
               (iv) the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans; and
               (v) without duplication of any amount payable pursuant to clause (ii) above, solely in the case of a Non-Renewal by Employee or the Company, the amount of any Pro Rata Bonus, which shall be paid at such time as the Company pays the other executives of the Company annual bonuses for the calendar year in which Employee’s Date of Termination occurs (but in no event later than the fifth business day after the Company publicly announces its earnings for such calendar year in a press release).
     Except as described in this Section 5(b), in the event of Employee’s termination by the Company for Cause or by Employee without Good Reason or due to a Non-Renewal election by Employee or the Company, Employee shall forfeit all rights to any other compensation.
     (c) Without Cause; Resignation by Employee for Good Reason. If the Company shall terminate Employee’s employment without Cause (other than by reason of Employee’s death or Disability or a Non-Renewal) or Employee resigns for Good Reason, then the Company shall pay or provide Employee:
               (i) within 30 days after the later to occur of the Date of Termination or the effective date of the Release, a lump sum in cash equal to the aggregate of the following amounts: (A) the Accrued Obligations and (B) the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid;
               (ii) without duplication of any amount payable pursuant to clause (i)(B) above, the amount of any Pro Rata Bonus, which shall be paid at such time as the

Company pays the other executives of the Company annual bonuses for the calendar year in which Employee’s Date of Termination occurs (but in no event later than the fifth business day after the Company publicly announces its earnings for such calendar year in a press release);
               (iii) the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans;
               (iv) the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans;
               (v) the amount of Employee’s Annual Base Salary as of the Date of Termination, which amount shall be paid in bi-weekly payments, in accordance with the customary payroll practices of the Company, for the period from the Date of Termination through the first anniversary of the Date of Termination (such period, the “Severance Period”) in accordance with the customary payroll practices for executive officers of the Company; provided, however, that Employee shall be entitled to receive the amount payable pursuant to this Section 5(c)(v) only so long as Employee has not breached the provisions of Section 8, 9 or 10, at which time the Company’s payment obligations pursuant to this Section 5(c)(v) shall immediately cease; provided further, however, that the amount payable pursuant to this Section 5(c)(v) shall be reduced by the amount of any compensation Employee receives with respect to any other employment of Employee by another Person during the Severance Period. Employee shall promptly deliver written notice to the Company of the commencement of any other employment during the Severance Period. Upon request from time to time, Employee shall furnish the Company with a true and complete certificate specifying any such compensation earned or received by Employee during the Severance Period; and
               (vi) notwithstanding the terms or conditions of any Award (as defined in the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan), Employee shall be entitled to exercise Employee’s Awards that are vested as of the Date of Termination during the 90-day period following the Date of Termination or such longer period, up to the first anniversary of the Date of Termination, as the Board may determine in its sole and absolute discretion; provided, however, that if the terms of the plan or agreement governing such Award (other than the meaning of “Cause” and “Disability”) are more favorable to Employee as to exercisability than the terms of this Section 5(c)(vii), then the more favorable term(s) of such Award agreement or plan shall govern the exercisability of such Award upon Employee’s termination.
Except as described in this Section 5(c), in the event of Employee’s termination by the Company without Cause or by Employee for Good Reason, Employee shall forfeit all rights to any other compensation.
     6. Compensation Upon Employment Termination Occurring On or Within Two Years After a Change in Control of the Company.
     (a) Compensation Upon Termination. After the occurrence of a Change in Control of the Company and on or before the second anniversary of such Change in Control, conditioned on the effectiveness of a Release signed by Employee or Employee’s legal representative pursuant to Section 7(f), Employee shall be entitled to the following compensation from the Company upon the termination of Employee’s employment during the Term, which shall be in lieu of any other severance pay or employment benefits to which Employee might otherwise be entitled (whether contractual or under a severance plan, the WARN Act, any other applicable law, or otherwise):
               (i) Death or Disability. If Employee’s employment is terminated by reason of Employee’s death or Disability, then Employee or Employee’s legal representatives shall be entitled to the same compensation benefits from the Company as set forth in Section 5(a) to which Employee would have been entitled if the termination of Employee’s employment had occurred prior to the occurrence of a Change in Control or after the second anniversary of such Change in Control. Except as described in this Section 6(a)(i), Employee’s death or Disability, Employee and Employee’s legal representatives, as applicable, shall forfeit all rights to any other compensation.
               (ii) For Cause; Resignation by Employee Without Good Reason; Non-Renewal Election by Employee. If the Company shall terminate Employee’s employment for Cause or Employee resigns without Good Reason or Employee’s employment is terminated due to a Non-Renewal election by Employee, then Employee or Employee’s legal representatives shall be entitled to the same compensation benefits from the Company as set forth in Section 5(b) to which Employee would have been entitled if the termination of Employee’s employment had occurred prior to the occurrence of a Change in Control or after the second anniversary of such Change in Control. Except as described in this Section 6(a)(ii), in the event of Employee’s termination by the Company for Cause or by Employee without Good Reason or due to a Non-Renewal election by Employee, Employee shall forfeit all rights to any other compensation.
               (iii) Without Cause; Resignation by Employee for Good Reason; Non-Renewal Election by the Company. If the Company shall terminate Employee’s employment without Cause (other than by reason of Employee’s death or Disability) or Employee resigns for Good Reason or Employee’s employment is terminated due to a Non-Renewal election by the Company, then the Company shall pay or provide Employee:
               (A) within 30 days after the later to occur of the Date of Termination or the effective date of the Release, a lump sum in cash equal to the aggregate of the following amounts: (1) the Accrued Obligations and (2) the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid;
               (B) the amount of any Pro Rata Bonus, which shall be paid at such time as the Company pays the other executives of the Company annual bonuses for the calendar year in which Employee’s Date of Termination occurs (but in no event later than the fifth business day after the Company publicly announces its earnings for such calendar year in a press release);
               (C) the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans;

               (D) the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans; and
               (E) bi-weekly payments equal to 1/26th of the highest Annual Base Salary to which Employee was entitled during the 24-month period ending on the Date of Termination, payable in accordance with the customary payroll practices of the Company, which payments shall continue from the Date of Termination through the later to occur of (1) the first anniversary of the Date of Termination or (2) the second anniversary of the date on which the Change in Control was consummated (such period, the “Change in Control Severance Period”); provided, however, that Employee shall be entitled to receive the amount payable pursuant to this Section 6(a)(iii)(E) only so long as Employee has not breached the provisions of Section 8, 9 or 10, at which time the Company’s payment obligations pursuant to this Section 6(a)(iii)(E) shall immediately cease; provided further, however, that the amount payable pursuant to this Section 6(a)(iii)(E) shall be reduced by the amount of any compensation Employee receives with respect to any other employment of Employee by another Person during the Change in Control Severance Period. Employee shall promptly deliver written notice to the Company of the commencement of any other employment during the Change in Control Severance Period. Upon request from time to time, Employee shall furnish the Company with a true and complete certificate specifying any such compensation earned or received by Employee during the Change in Control Severance Period.
Except as described in this Section 6(a)(iii), in the event of Employee’s termination by the Company without Cause or by Employee for Good Reason or due to a Non-Renewal election by the Company, Employee shall forfeit all rights to any other compensation.
     7. Other Provisions Relating to Termination.
     (a) Notice of Termination. Any termination by the Company for Cause or without Cause or by reason of Employee’s Disability, or by Employee’s resignation for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated. The failure by the Company or Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Employee hereunder or preclude the Company or Employee from asserting such fact or circumstance in enforcing the Company’s or Employee’s rights hereunder.
     (b) Date of Termination. “Date of Termination” means (i) if Employee’s employment is terminated by reason of Employee’s death, the date of Employee’s death; (ii) if Employee’s employment is terminated by reason of Employee’s Disability, the Disability Effective Date (provided that Employee shall not have returned to perform, with or without reasonable accommodation, the essential functions of Employee’s position on a full-time basis during such 30-day period); (iii) if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason or without Good Reason, then, subject to Section 7(c), the date specified in the Notice of Termination (which date shall be a date between the date that the Notice of Termination is given and 30 days thereafter (inclusive)); (iv) if Employee’s employment is terminated by the Company for Cause then, subject to Section 7(d), the date on which the Notice of Termination is given; and (v) if Employee’s employment is terminated due to a Non-Renewal election by Employee or the Company, the date on which the Term expires.
     (c) Good Reason. Upon Employee’s learning of the occurrence of any event described in the definition of Good Reason in Section 1(l), Employee may terminate Employee’s employment hereunder for Good Reason within 60 days thereafter by giving a Notice of Termination to the Company to that effect, describing in reasonable detail the facts or circumstances giving rise to Employee’s right to terminate Employee’s employment for Good Reason (and, if applicable, the action required to cure same). If the effect of the occurrence of the event described in Section 1(l) may be cured, the Company shall have the opportunity to cure any such effect for a period of 60 days following receipt of Employee’s Notice of Termination. If within 60 days following the Company’s receipt of a Notice of Termination for Good Reason the Company has not cured the facts or circumstances giving rise to Employee’s right to terminate Employee’s employment for Good Reason, then the termination by Employee for Good Reason shall be effective as of the date specified in Employee’s Notice of Termination. If Employee does not give a Notice of Termination to the Company within 60 days after learning of the occurrence of an event giving rise to Good Reason, then this Agreement shall remain in effect; provided, however, that the failure of Employee to terminate this Agreement for Good Reason shall not be deemed a waiver of Employee’s right to terminate Employee’s employment for Good Reason upon the occurrence of a subsequent event described in Section 1(l) in accordance with the terms of this Agreement. Notwithstanding the foregoing, the right of Employee to terminate Employee’s employment for Good Reason under Section 4(d)(i) shall not limit the Company’s right to terminate Employee’s employment for Cause under Section 4(c) if Cause is determined to exist prior to the time Good Reason is determined to exist.
     (d) Cause. Upon the Company learning of the occurrence of any event described in Section 1(d), the Company may at any time terminate Employee’s employment hereunder for Cause within 60 days thereafter by giving Employee a Notice of Termination to that effect, describing in reasonable detail the facts or circumstances giving rise to the Company’s right to terminate Employee’s employment for Cause (and, if applicable, the action required to cure same). If the Company does not give a Notice of Termination to Employee within 60 days after learning of the occurrence of an event giving rise to Cause, then this Agreement shall remain in effect; provided, however, that the failure of the Company to terminate this Agreement for Cause shall not be deemed a waiver of the Company’s right to terminate Employee’s employment for Cause upon the occurrence of a subsequent event described in Section 1(d) in accordance with the terms of this Agreement. Notwithstanding the foregoing, the right of the Company to terminate Employee’s employment for Cause under Section 4(c) shall not limit Employee’s right to resign for Good Reason under Section 4(d)(i) if Good Reason is determined to exist prior to the time Cause is determined to exist.
     (e) Full Settlement; Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to

Employee under any of the provisions of this Agreement, and, except as otherwise provided in Sections 5(c)(v) and 6(a)(iii)(E), such amounts shall not be reduced whether or not Employee obtains other employment. The Company shall not be liable to Employee for any damages for breach of this Agreement in addition to the amounts payable under Section 5 or 6 arising out of the termination of Employee’s employment prior to the end of the Term. The Company shall be entitled to seek damages from Employee for any breach of Section 8, 9 or 10 by Employee or for Employee’s criminal misconduct.
     (f) Release and Other Agreements. Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the severance benefits described in this Agreement, Employee hereby agrees to execute (and not revoke) a release in substantially the form attached hereto as Exhibit A (the “Release”) and such other documents and agreements as reasonably required by the Company, in the form and pursuant to the procedures reasonably established by the Company. If Employee fails to properly execute and deliver the Release and such other documents or agreements (or revokes the Release or such other documents or agreements), Employee agrees that Employee shall not be entitled to receive the severance benefits described in this Agreement. Without limiting the foregoing, in consideration for receiving the severance benefits described in this Agreement, upon any termination of Employee’s employment (other than by reason of death), whether Employee’s employment is terminated by Employee or by the Company, Employee hereby agrees to resign in writing, in form and substance reasonably acceptable to the Company, from all officer and/or director positions with the Company or any Subsidiary or Affiliate thereof, effective on the Date of Termination. For purposes of this Agreement, the Release and the resignation shall be considered to have been executed by Employee if it is signed by Employee’s legal representative in the case of Employee’s legal incompetence or on behalf of Employee’s estate in the case of Employee’s death. Upon Employee’s execution and delivery of the Release, the Company shall also promptly execute and deliver the Release.
     8. Disclosure of, Access to and Entrustment of Confidential Information, Business Opportunities and Business Goodwill. During the course of Employee’s employment with the Company (including during the 180-day period following the Effective Date), the Company shall disclose to Employee, or place Employee in a position to have access to or develop, Confidential Information (as defined in Section 9(a)(i)), and/or shall entrust Employee with business opportunities of the Company, and/or shall place Employee in a position to develop business goodwill on behalf of the Company. There is a need and desire on the part of the Company and Employee to specify the parties’ rights and obligations with respect to the ownership and protection of such Confidential Information, business opportunities and goodwill. Accordingly, as a material inducement to the Company to enter into this Agreement; in consideration for the compensation and other benefits payable hereunder to Employee; to protect the Company’s Confidential Information that has been and will be in the future disclosed or entrusted to Employee (the disclosure of which by Employee in violation of this Agreement would adversely affect the business goodwill of the Company), the business goodwill of the Company that has been and will in the future be developed in Employee and the business opportunities that have been and will in the future be disclosed or entrusted to Employee by the Company; and for other good and valuable consideration, Employee agrees to comply with, and be bound by, Sections 9 and 10. As used in this Section 8, “Company” shall include the Company and any of its Subsidiaries.

     9. Confidential Information; Ownership of Property.
     (a) Obligations to Maintain Confidentiality.
               (i) Employee acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information regarding the Company and its business, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that, during the course of Employee’s employment with the Company (including during the 180-day period following the Effective Date), Employee has received, shall receive or be placed in a position to have access to or develop Confidential Information. Employee further acknowledges and agrees that Employee’s use of Confidential Information in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company. Confidential Information includes sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers, prospective customers, customer and prospective customer lists, and information regarding methods of doing business. As defined herein, Confidential Information shall not include information that is (i) obtained by Employee from a source other than the Company or its Affiliates, which source is not under a duty of non-disclosure in regard to such information or (ii) becomes generally available to the public other than through disclosure by Employee in violation of the provisions of this Agreement.
               (ii) Employee is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis and requiring the keeping of information in secure areas. Employee acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.
               (iii) During and following Employee’s employment by the Company, Employee shall hold in confidence and not directly or indirectly disclose, use (for Employee’s commercial advantage or otherwise), copy, make lists of, or make available to others any Confidential Information except in Employee’s good faith performance of Employee’s duties to the Company as an executive of the Company or to the extent authorized in writing by the Board or required by law or compelled by legal process. Employee agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five days before disclosure or within three business days after Employee is informed that such disclosure is being or shall be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.
               (iv) Employee further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

               (v) Employee agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company, in whatever form, tangible or intangible (including all copies thereof), that Employee shall prepare, or use, or be provided with as a result of Employee’s employment with the Company, shall be and remain the sole property of the Company. Upon termination of Employee’s employment hereunder, Employee agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Employee’s possession, custody or control, whether prepared by Employee or others, shall remain with or be returned to the Company promptly (within 48 hours) after the Date of Termination. The materials required to be returned pursuant to this Section 9(a)(v) shall not include personal correspondence or other personal property of Employee that does not relate to the Company or the business of the Company.
               (vi) Notwithstanding anything herein to the contrary, Employee may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to Employee relating to such tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transactions contemplated in this Agreement and does not include information relating to the identity of the parties hereto.
     (b) Ownership of Work Product.
          Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or its Affiliates, as applicable, and Employee hereby assigns, and agrees to assign, all of the above Work Product to the Company or its Affiliates, as applicable. Any copyrightable work prepared in whole or in part by Employee in the course of Employee’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or its Affiliates, as applicable, shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Employee shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm the Company’s or its Affiliates’, as applicable, ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

          (c) As used in this Section 9 “Company” shall include the Company and any of its Subsidiaries.
     10. Non-Competition; Non-Solicitation; Non-Disparagement.
          (a) For the reasons and consideration specified in Section 8, Employee hereby covenants and agrees that, during the Term of Non-Competition, Employee shall not, directly or indirectly, individually or as an officer, director, manager, employee, stockholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any capacity whatsoever:
               (i) own, engage in, manage, operate, join, control, be employed by, provide Competing Services to, or participate in the ownership, management, operation or control of or provision of Competing Services to, a Competing Business operating in the Geographic Area;
               (ii) recruit, hire, assist in hiring, attempt to hire, or contact or solicit with respect to hiring any Person who, at any time during the 12 month period ending on the Date of Termination, was an employee of the Company; provided, that Employee may hire any Person that served as an administrative assistant or clerical employee at the time Employee’s employment with the Company terminates;
               (iii) induce or attempt to induce any employee of the Company to terminate, or in any way interfere with, the relationship between the Company and any employee thereof; or
               (iv) induce or attempt to induce any customer, client, patient, supplier, service provider, or other business relation of the Company in the Geographic Area to cease doing business with the Company, or in any way interfere with the relationship between the Company and any such Person.
          Notwithstanding the foregoing, the Company agrees that Employee may own less than one percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as Employee does not otherwise participate in such competing business in any way prohibited by this Section 10.
          (b) Employee shall not make any negative or disparaging comments regarding the Company, its Subsidiaries or Affiliates or any of their respective officers, directors, shareholders, partners, members, managers, agents or employees (collectively, the “Representatives”), including regarding the performance of the Company, its Subsidiaries or Affiliates, or otherwise take any action that could reasonably be expected to adversely affect the Company, its Subsidiaries or Affiliates or the personal or professional reputation of any of their respective Representatives. Information required to be disclosed by Employee pursuant to any applicable law, court order, subpoena, process or governmental decree shall not constitute a violation or breach of this Section 10(b); provided, that Employee delivers written notice of such required disclosure to the Company promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, process or governmental decree.

          (c) Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs in this Section 10 (including the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1) are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and the confidentiality of its Confidential Information and to protect the goodwill and other legitimate business interests of the Company, and also that the enforcement of such covenants would not cause Employee any undue hardship or unreasonably interfere with Employee’s ability to earn a livelihood. If Employee violates the covenants and restrictions in this Section 10 and the Company brings legal action for injunctive or other equitable relief, Employee agrees that the Company shall not be deprived of the benefit of the full period of the restrictive covenant, as a result of the time involved in obtaining such relief. Accordingly, Employee agrees that the provisions in Section 10(a) shall have a duration determined pursuant to Section 10(a), computed from the date the legal or equitable relief is granted.
          (d) If any court in any jurisdiction determines that any portion of this Section 10 (including the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1) is invalid or unenforceable within such jurisdiction under circumstances then existing, the remainder of this Section 10 (including the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1) shall not thereby be affected and shall be given full effect without regard to the invalid or unenforceable provisions. If any court in any jurisdiction construes any of the provisions of this Section 10 (including the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1) to be invalid or unenforceable within such jurisdiction under circumstances then existing, because of the duration, scope or geographical area of such provision, such court shall be required to substitute the maximum duration, scope or geographical area reasonable under such circumstances within such jurisdiction for the stated period, scope or area with respect to such jurisdiction and such court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, and to enforce such provision as so revised.
          (e) As used in this Section 10 (and the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1), “Company” shall include the Company and any of its Subsidiaries.
     11. Successors; Binding Agreement.
          (a) This Agreement is personal to Employee and shall not be assignable by Employee otherwise than by will or the by laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company, by a written agreement in form and substance reasonably satisfactory to Employee, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled to pursuant to Section 6 if Employee terminated Employee’s employment for Good Reason after, but before the second anniversary of, the occurrence of a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement and after any such succession, “Company” shall mean the Company as hereinbefore defined and any successor and/or assigns as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     12. Effect of Agreement on Plans and Agreements Governing Awards. Notwithstanding anything to the contrary contained in any plan or agreement governing an Award granted to Employee prior to, on or after the date of this Agreement, the respective meanings of “Cause” and “disability” as used in any such plans or agreements shall have the meaning ascribed to such terms by this Agreement for purposes of giving effect to such Awards on and after the date of this Agreement.
     13. Miscellaneous.
     (a) Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all”, and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
     (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Employee:	if to the Company:

Brenda A. Belger	Odyssey HealthCare, Inc.
7206 Whispering Pine	717 North Harwood, Suite 1500
Dallas, Texas 75248	Dallas, Texas 75201
Attn: Chief Executive Officer

with a copy to:

P. Gregory Hidalgo
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) Severability. Except as otherwise provided in Section 10(d), if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, except as otherwise provided in Section 10(d), in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     (d) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) No Waiver. Except as expressly set forth in this Agreement, no waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.
     (f) Equitable and Other Relief. Employee acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 8, 9 or 10 by Employee and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 8, 9 or 10 by Employee. The parties agree that the only circumstances in which disputes between them will not be subject exclusively to arbitration pursuant to the provisions in Section 13(h) are in connection with a breach of Sections 8, 9 or 10 by Employee. If the Company files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by Employee and injunctive relief sought is not awarded, the Company shall pay all of Employee’s costs and attorneys’ fees. The parties consent to venue in Dallas County, Texas and to the exclusive jurisdiction of competent state courts or federal courts in the state or district in Dallas County, Texas for all litigation which may be brought, subject to the requirement for arbitration in Section 13(h), with respect to the terms of, and the transactions and relationships contemplated by, this Agreement. The parties further consent to the non-exclusive jurisdiction of any state court located within a district which encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party.
     (g) Entire Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Employee and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto.
     (h) Arbitration. Except as otherwise provided in Section 13(f), in the event any claim, demand, cause of action, dispute, controversy or other matter in question (“Claim”) arises out of this Agreement (or its termination) or Employee’s employment (or termination of employment) by the Company or its Subsidiaries, then, upon the written request of Employee or the Company, such dispute or controversy will be submitted to binding arbitration. Any arbitration will be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or other rules of the AAA as applicable to the claims asserted. The results of arbitration will be binding and conclusive on the parties hereto. All parties agree that venue for arbitration will be in Dallas County, Texas. If Employee is the prevailing party, then Employee will be entitled to reimbursement by the Company for reasonable attorneys fees, reasonable costs and other reasonable expenses pertaining to the arbitration. All proceedings conducted pursuant to this Section 13(h) will be kept confidential by all parties. THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES). REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW, EMPLOYEE AND THE COMPANY EACH HEREBY WAIVE THE RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS. EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT EMPLOYEE AND THE COMPANY ARE WAIVING ANY RIGHT THAT EMPLOYEE OR THE COMPANY MAY HAVE TO A JURY TRIAL OR, OTHER THAN AS EXPRESSLY PROVIDED BY SECTION 13(f), A TRIAL BEFORE A JUDGE IN CONNECTION WITH, OR RELATING TO, A CLAIM.

     (i) Attorney Fees. The prevailing party in any dispute or controversy under or in connection with this Agreement shall be entitled to reimbursement from the non-prevailing party for all costs and reasonable legal fees incurred by such prevailing party.
     (j) Survival. Sections 1 and 4 through 13 of this Agreement shall survive the termination of this Agreement.
     (k) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.
     (l) Amendments. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and Employee.
     (m) Employee Acknowledgement. Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Employee’s own judgment.
     (n) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original. Facsimile signatures shall constitute original signatures.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

COMPANY:

ODYSSEY HEALTHCARE, INC.
a Delaware corporation

By:	/s/ Richard R. Burnham

Name:	Richard R. Burnham
Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ Brenda A. Belger

Brenda A. Belger
[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]